UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  SCHEDULE 13D
                   Under the Securities Exchange Act of 1934
                               (Amendment No. )*

                               AEHR Test Systems
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                   00760J108
                                 (CUSIP Number)

 Cara Sharbaugh, Private Wealth Advisors, Inc., 4900 Perry Highway, Suite 300,
                      Pittsburgh, PA 15229 P: 412-931-2700

(Name, Address and Telephone Number of Person Authorized to Receieve Notices and
                                Communications)

                               November 05, 2014
            (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.

* The remainder of this cover page shall be filled out for a reporting persons initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be filed for the purposes of Section 18 of the Securities Exchange Act of 1934 (the Act) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Instructions).

CUSIP No.: 00760J108

1       NAME OF REPORTING PERSON:

PWA Real Estate, LLC I.R.S.

IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

26-1277040

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
   (a)x (b)

3       SEC USE ONLY

4       SOURCE OF FUNDS: WC

5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEM 2(d) OR 2(e)

6       CITIZENSHIP OR PLACE OF ORGANIZATION Pennsylvania

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7       SOLE VOTING POWER 363,500

8       SHARED VOTING POWER 0

9       SOLE DISPOSITIVE POWER 363,500

10      SHARED DISPOSITIVE POWER 0

11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

363,500

12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.16%

14      TYPE OF REPORTING PERSON OO

CUSIP No.: 00760J108

1       NAME OF REPORTING PERSON:

Private Wealth Adv 401K PSP FBO John M. Schneider

I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
   (a)x (b)

3       SEC USE ONLY

4       SOURCE OF FUNDS:OO

5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEM 2(d) OR 2(e)

6       CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7       SOLE VOTING POWER 331,800

8       SHARED VOTING POWER 0

9       SOLE DISPOSITIVE POWER 331,800

10      SHARED DISPOSITIVE POWER 0

11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

331,800

12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.89%

14      TYPE OF REPORTING PERSON EP

CUSIP No.: 00760J108

1       NAME OF REPORTING PERSON:

John Schneider custodian FBO Alexandria Schneider UTMA PA until Age 21

I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
   (a)x (b)

3       SEC USE ONLY

4       SOURCE OF FUNDS:PF

5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEM 2(d) OR 2(e)

6       CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7       SOLE VOTING POWER 3,200

8       SHARED VOTING POWER 0

9       SOLE DISPOSITIVE POWER 3,200

10      SHARED DISPOSITIVE POWER 0

11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,200

12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)0.03%

14      TYPE OF REPORTING PERSON OO

CUSIP No.: 00760J108

1       NAME OF REPORTING PERSON:
John Schneider custodian FBO Helena Schneider UTMA PA until Age 21

I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
   (a)x (b)

3       SEC USE ONLY

4       SOURCE OF FUNDS:PF

5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEM 2(d) OR 2(e)

6       CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7       SOLE VOTING POWER 6,650

8       SHARED VOTING POWER 0

9       SOLE DISPOSITIVE POWER 6,650

10      SHARED DISPOSITIVE POWER 0

11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,650

12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)0.06%

14      TYPE OF REPORTING PERSON OO

CUSIP No.: 00760J108

1       NAME OF REPORTING PERSON:
John Schneider custodian FBO Beatrice Schneider UTMA PA until Age 21

I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
   (a)x (b)

3       SEC USE ONLY

4       SOURCE OF FUNDS:PF

5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEM 2(d) OR 2(e)

6       CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7       SOLE VOTING POWER 7,350

8       SHARED VOTING POWER 0

9       SOLE DISPOSITIVE POWER 7,350

10      SHARED DISPOSITIVE POWER 0

11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,350

12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)0.06%

14      TYPE OF REPORTING PERSON OO

CUSIP No.: 00760J108

1       NAME OF REPORTING PERSON:John Schneider custodian FBO Ava Schneider UTMA
 PA until Age 21

I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
   (a)x (b)

3       SEC USE ONLY

4       SOURCE OF FUNDS:PF

5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEM 2(d) OR 2(e)

6       CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7       SOLE VOTING POWER 810

8       SHARED VOTING POWER 0

9       SOLE DISPOSITIVE POWER 810

10      SHARED DISPOSITIVE POWER 0

11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 810

12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)0.01%

14      TYPE OF REPORTING PERSON OO

CUSIP No.: 00760J108

1       NAME OF REPORTING PERSON:Dharma Group Insurance Co.

I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)46-4362294

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
   (a)x (b)

3       SEC USE ONLY

4       SOURCE OF FUNDS:WC

5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEM 2(d) OR 2(e)

6       CITIZENSHIP OR PLACE OF ORGANIZATION State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7       SOLE VOTING POWER 99,500

8       SHARED VOTING POWER 0

9       SOLE DISPOSITIVE POWER 99,500

10      SHARED DISPOSITIVE POWER 0

11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 99,500

12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)0.87%

14      TYPE OF REPORTING PERSON OO

CUSIP No.: 00760J108

1       NAME OF REPORTING PERSON:Carla Frank

I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
   (a)x (b)

3       SEC USE ONLY

4       SOURCE OF FUNDS:PF

5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEM 2(d) OR 2(e)

6       CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7       SOLE VOTING POWER 14,860

8       SHARED VOTING POWER 0

9       SOLE DISPOSITIVE POWER 14,860

10      SHARED DISPOSITIVE POWER 0

11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14,860

12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)0.13%

14      TYPE OF REPORTING PERSON IN

CUSIP No.: 00760J108

1       NAME OF REPORTING PERSON:PWA Securities, Inc.

I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)37-1537653

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
   (a)x (b)

3       SEC USE ONLY

4       SOURCE OF FUNDS:WC

5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEM 2(d) OR 2(e)

6       CITIZENSHIP OR PLACE OF ORGANIZATION Pennsylvania

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7       SOLE VOTING POWER 28,000


8       SHARED VOTING POWER 0

9       SOLE DISPOSITIVE POWER 28,000

10      SHARED DISPOSITIVE POWER 0

11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 28,000

12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)0.24%

14      TYPE OF REPORTING PERSON BD

CUSIP No.: 00760J108
1       NAME OF REPORTING PERSON:John M. Schneider

I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
   (a)x (b)

3       SEC USE ONLY

4       SOURCE OF FUNDS:PF

5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEM 2(d) OR 2(e)

6       CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7       SOLE VOTING POWER 127,600

8       SHARED VOTING POWER 983,270

9       SOLE DISPOSITIVE POWER 127,600

10      SHARED DISPOSITIVE POWER 983,270

11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 127,600

12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)1.11%

14      TYPE OF REPORTING PERSON IN

CUSIP No.: 00760J108

ITEM 1. SECURITY AND ISSUER:
        Common StockAEHR Test Systems400 Kato TerraceFremont, CA 94539

ITEM 2. IDENTITY AND BACKGROUND:
(a). NAME OF PERSON FILING

This statement is being filed by

(i) PWA Real Estate, LLC ("PWARE") with respect to the 363,500 Shares of the Issuer beneficially owned by it;

(ii) Private Wealth Adv 401K PSP FBO John M. Schneider the "401K Plan") with respect to the 331,800 Shares of the Issuer beneficially owned by it;

(iii) John Schneider custodian FBO Alexandria Schneider UTMA PA until Age 21 (the "UTMA account for Alexandria") with respect to the 3,200 Shares of the Issuer beneficially owned by it;

(iv) John Schneider custodian FBO Helena Schneider UTMA Pa until Age 21 (the "UTMA account for Helena") with respect to the 6,650 Shares of the Issuer beneficially owned by it;

(v) John Schneider custodian FBO Beatrice Schneider UTMA Pa until Age 21 (the "UTMA account for Beatrice") with respect to the 7,350 Shares of the Issuer beneficially owned by it;

(vi) John Schneider custodian FBO Ava Schneider UTMA PA until Age 21 (the "UTMA account for Ava" and together with the UTMA account for Alexandria, the UTMA account for Helena and the UTMA account for Beatrice, the "UTMA accounts") with respect to the 810 Shares of the Issuer beneficially owned by it;

(vii) Dharma Group Insurance Co. ("Dharma") with respect to 99,500 Shares of the Issuer beneficially owned by it; (viii) Carla Frank (Frank) with respect to the 14,860 Shares of the Issuer beneficially owned by it;

(ix) PWA Securities, Inc. (PWA Securities) with respect to the 28,000 Shares of the Issuer beneficially owned by it; and

(x) John M. Schneider with respect to 127,600 Shares of the Issuer owned by him as well as the Shares beneficially owned by PWARE, the 401K Plan, the UTMA accounts, Dharma, Frank and PWA Securities. As the sole member of PWARE, the sole beneficiary of the 401K Plan, the custodian for the UTMA accounts, the sole owner of Dharma, the advisor to Frank and a fifty-percent owner with control over trading transactions of PWA Securities, John M. Schneider may be deemed the beneficial holder of the Shares held by PWARE, the 401K Plan, the UTMA accounts, Dharma, Frank and PWA Securities which, when added together, total 983,270 Shares representing 8.55% of the issued and outstanding Shares of the Issuer.

(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

PWA Real Estate, LLC - 4900 Perry Highway, Ste. 300, Pittsburgh, PA 15229

Private Wealth Adv 401K PSP FBO John M. Schneider - 4900 Perry Highway, Ste. 300 Pittsburgh, PA 15229

John Schneider custodian FBO Alexandria Schneider UTMA PA until Age 21 - 905 Beaver Street, Sewickley, PA 15143

John Schneider custodian FBO Helena Schneider UTMA PA until Age 21 - 905 Beaver Street, Sewickley, PA 15143

John Schneider custodian FBO Beatrice Schneider UTMA PA until Age 21 - 905 Beaver Street, Sewickley, PA 15143

John Schneider custodian FBO Ava Schneider UTMA PA until Age 21 - 905 Beaver Street, Sewickley, PA 15143

Dharma Group Insurance Co. - 4900 Perry Highway, Ste. 300, Pittsburgh, PA 15229

Carla Frank - 1729 Holmes Drive, Sewickley, PA 15143

PWA Securities, Inc. - 4900 Perry Highway, Ste. 300, Pittsburgh, PA 15229

John M. Schneider - 905 Beaver Street, Sewickley, PA 15143

(c). PRESENT OR PRINCIPAL OCCUPATION OR EMPLOYMENT, OR PRINCIPAL BUSINESS

PWA Real Estate, LLC - Principal business is real estate holdings.

Private Wealth Adv 401K PSP FBO John M. Schneider - N/A

John Schneider custodian FBO Alexandria Schneider UTMA PA until Age 21 - N/A

John Schneider custodian FBO Helena Schneider UTMA PA until Age 21 - N/A

John Schneider custodian FBO Beatrice Schneider UTMA PA until Age 21 - N/A

John Schneider custodian FBO Ava Schneider UTMA PA until Age 21 - N/A

Dharma Group Insurance Co. - Principal business is insurance.

Carla Frank - N/APWA Securities, Inc. - Principal business is providing broker-dealer services.

John M. Schneider - Principal employment is Financial Advisor.

Private Wealth Advisors, Inc.4900 Perry Highway, Suite 300 Pittsburgh, PA 15229

(d). CONVICTION OF CRIMINAL PROCEEDINGS - N/A

(e). CIVIL PROCEEDINGS - N/A

(f). CITIZENSHIP

PWA Real Estate, LLC - Pennsylvania

Private Wealth Adv 401K PSP FBO John M. Schneider - United States of America

John Schneider custodian FBO Alexandria Schneider UTMA PA until Age 21 - United States of America

John Schneider custodian FBO Helena Schneider UTMA PA until Age 21 - United States of America

John Schneider custodian FBO Beatrice Schneider UTMA PA until Age 21 - United States of America

John Schneider custodian FBO Ava Schneider UTMA PA until Age 21 - United States of America

Dharma Group Insurance Co. - Delaware

Carla Frank - United States of America

PWA Securities, Inc. - Pennsylvania

John M. Schneider - United States of America

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION:

PWA Real Estate, LLC - Income from operations and a total amount of funds used in making the purchases of $679,890.24.

Private Wealth Adv 401K PSP FBO John M. Schneider - Readily available assets in the plan and a total amount of funds used in making the purchases of $510,215.46

John Schneider custodian FBO Alexandria Schneider UTMA PA until Age 21 - Income from employment and a total amount of funds used in making the purchases of $8,480.80.

John Schneider custodian FBO Helena Schneider UTMA PA until Age 21 - Income from employment and a total amount of funds used in making the purchases of $17,488.13.

John Schneider custodian FBO Beatrice Schneider UTMA PA until Age 21 - Income from employment and a total amount of funds used in making the purchases of $19,798.73.

John Schneider custodian FBO Ava Schneider UTMA PA until Age 21 - Income from employment and a total amount of funds used in making the purchases of $1,987.50

Dharma Group Insurance Co. - Income from operations and a total amount of funds used in making the purchases of $255,884.11.

Carla Frank - Personal funds and a total amount of funds used in making the purchases of $43,736.98.

PWA Securities, Inc. - Income from operations and a total amount of funds used in making the purchases of $81,741.78.

John M. Schneider - Income from employment and a total amount of funds used in making the purchases of $345,256.28.


ITEM 4. PURPOSE OF TRANSACTION:

(a) John Schneider, the reporting person, plans to acquire additional securities of the Issuer in the future.

(d) John Schneider, the reporting person, has provided a proposal to become a member of the board of directors of the Issuer; however, Mr. Schneider does not plan to change the board of directors of the Issuer. If Mr. Schneider becomes a member of the board of directors, Mr. Schneider intends to provide independent guidance to the board of directors of the Issuer.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER:

Provide the following information regarding the aggregate number and percentage of the class of securities of the Issuer identified in Item 1.

(a) Amount beneficially owned: 983,270 Percent of class:8.55% (based on the shares of Common Stock outstanding as of September 30, 2014)

(b) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote:

PWA Real Estate, LLC - 363,500
Private Wealth Adv 401K PSP FBO John M. Schneider - 331,800
John Schneider custodian FBO Alexandria Schneider UTMA PA until Age 21 - 3,200 John Schneider custodian FBO Helena Schneider UTMA Pa until Age 21 - 6,650 John Schneider custodian FBO Beatrice Schneider UTMA PA until Age 21 - 7,350 John Schneider custodian FBO Ava Schneider UTMA PA until Age 21 - 810
Dharma Group Insurance Co. - 99,500
Carla Frank - 14,860
PWA Securities, Inc. - 28,000
John M. Schneider - 127,600

(ii) Shared power to vote or to direct the vote:

John M. Schneider - 983,270

(iii) Sole power to dispose or to direct the disposition of:

PWA Real Estate, LLC - 363,500
Private Wealth Adv 401K PSP FBO John M. Schneider - 331,800
John Schneider custodian FBO Alexandria Schneider UTMA PA until Age 21 - 3,200 John Schneider custodian FBO Helena Schneider UTMA Pa until Age 21 - 6,650 John Schneider custodian FBO Beatrice Schneider UTMA PA until Age 21 - 7,350 John Schneider custodian FBO Ava Schneider UTMA PA until Age 21 - 810
Dharma Group Insurance Co. - 99,500
Carla Frank - 14,860
PWA Securities, Inc. - 28,000
John M. Schneider 127,600

(iv) Shared power to dispose or to direct the disposition of:

John M. Schneider - 983,270

(c) Description of transactions: The following purchases were effected in the past 60 days:

Please See Attached Exhibit A(

d) N/A

(e) N/A

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER:

1. Non-Disclosure Agreement between John Schneider and AEHR Test Systems, a California corporation, dated November 5, 2014.

ITEM 7. MATERIALS TO BE FILES AS EXHIBITS:
Please See Attached Exhibit B

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. November 20, 2014
________________________________________
Date

PWA Real Estate, LLC
________________________________________

/s/ John M. Schneider
________________________________________

By

John M. Schneider
________________________________________
Name

President
________________________________________
Title

November 20, 2014
________________________________________
Date


Private Wealth Adv 401K PSP FBO John M. Schneider
________________________________________

/s/ John M. Schnedier
________________________________________

By

John M. Schneider
________________________________________
Name

Owner
________________________________________
Title

November 20, 2014
________________________________________
Date


John Schneider custodian FBO Alexandria Schneider UTMA PA until Age 21
________________________________________

/s/ John M. Schneider
________________________________________
By

John M. Schneider
________________________________________
Name

custodian
________________________________________
Title

November 20, 2014
________________________________________
Date


John Schneider custodian FBO Helena Schneider UTMA PA until Age 21
________________________________________

/s/ John M. Schneider
________________________________________
By

John M. Schneider
________________________________________
Name

custodian
________________________________________
Title

November 20, 2014
________________________________________
Date


John Schneider custodian FBO Beatrice Schneider UTMA PA until Age 21
________________________________________

/s/ John M. Schneider
________________________________________
By

John M. Schneider
________________________________________
Name

custodian
________________________________________
Title

November 20, 2014
________________________________________
Date


John Schneider custodian FBO Ava Schneider UTMA PA until Age 21
________________________________________

/s/ John M. Schneider
________________________________________
By

John M. Schneider
________________________________________
Name

custodian
________________________________________
Title

November 20, 2014
________________________________________
Date


Dharma Group Insurance Co.
________________________________________

/s/ John M. Schneider
________________________________________
By

John M. Schneider
________________________________________
Name

President
________________________________________
Title

November 20, 2014
________________________________________
Date


Carla Frank
________________________________________

/s/ John M. Schneider
________________________________________
By

John M. Schneider
________________________________________
Name

Advisor
________________________________________
Title

November 20, 2014
________________________________________
Date


PWA Securities, Inc.
________________________________________

/s/ John M. Schneider
________________________________________
By

John M. Schneider
________________________________________
Name

President
________________________________________
Title

November 20, 2014
________________________________________
Date


PWA Real Estate, LLC
________________________________________

/s/ John M. Schneider
________________________________________
By

John M. Schneider
________________________________________
Name

President
________________________________________
Title

Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001).

CUSIP No.: 00760J108

EXHIBIT A

PWA Real Estate, LLC
9/29/2014: 11,700
9/30/2014: 8,800
10/23/2014: 5,000
10/31/2013: 3,000
11/04/2014: 10,500


John M. Schneider
9/29/2014: 4,000
10/20/2014: 5,000
10/21/2014: 5,000
10/22/2014: 5,500
10/23/2014: 5,000


Dharma Group Insurance Co.
10/24/2014: 42,200
10/27/2014: 44,300
10/28/2014: 10,000
10/30/2014: 3,000


Private Wealth Adv 401K PSP FBO John M. Schneider
10/31/2013: 8,050
EXHIBIT B

In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below agree to jointly file the Schedule 13D to which this joint filing agreement is attached, and have duly executed this joint filing agreement as of the date set forth below.

Dated: November 20th, 2014

PWA REAL ESTATE, LLC
By: /s/ John M. Schneider
Name: John M. Schneider
Title: President

PRIVATE WEALTH ADV 401K PSP FBO JOHN M. SCHNEIDER
By: /s/ John M. Schneider
Name: John M. Schneider
Title: Owner

JOHN SCHNEIDER CUSTODIAN FBO ALEXANDRIA SCHNEIDER UTMA PA UNTIL AGE 21
By: /s/ John M. Schneider
Name: John M. Schneider
Title: custodian

JOHN SCHNEIDER CUSTODIAN FBO HELENA SCHNEIDER UTMA PA UNTIL AGE 21
By: /s/ John M. Schneider
Name: John M. Schneider
Title: custodian

JOHN SCHNEIDER CUSTODIAN FBO BEATRICE SCHNEIDER UTMA PA UNTIL AGE 21
By: /s/ John M. Schneider
Name: John M. Schneider
Title: custodian

JOHN SCHNEIDER CUSTODIAN FBO AVA SCHNEIDER UTMA PA UNTIL AGE 21
By: /s/ John M. Schneider
Name: John M. Schneider
Title: custodian

DHARMA GROUP INSURANCE CO.
By: /s/ John M. Schneider
Name: John M. Schneider
Title: President

CARLA FRANK
By: /s/ John M. Schneider
Name: John M. Schneider
Title: Advisor

PWA SECURITIES, INC.
By: /s/ John M. Schneider
Name: John M. Schneider
Title: President

/s/ John M. Schneider